Exhibit 99.1

NB Bancorp, Inc. Reports Fourth Quarter 2025 Financial Results, Declares Quarterly Cash Dividend, Announces Share Repurchase Plan

Investor Contact

JP Lapointe, SEVP, CFO

IR@NeedhamBank.com

781-474-5408

Needham, MA, January 22, 2026 – NB Bancorp, Inc. (the “Company”) (Nasdaq Capital Market: NBBK), the holding company of Needham Bank (the “Bank”), today announced its fourth quarter 2025 financial results. The Company reported net income of $7.7 million, or $0.19 per diluted common share, compared to net income of $15.4 million, or $0.43 per diluted common share, for the prior quarter. Operating net income(1), excluding one-time charges, amounted to $21.2 million, or $0.51 per diluted common share, compared to operating net income(1) of $16.0 million, or $0.45 per diluted common share for the prior quarter. The primary difference between net income and operating net income(1) for the fourth quarter of 2025 was merger and acquisition costs of $15.7 million (pre-tax) related to the Company’s completed acquisition of Provident Bancorp, Inc. (“Provident”) and its subsidiary, BankProv, on November 15, 2025, and $2.1 million of tax expense and modified endowment contract penalty related to the surrender of bank-owned life insurance (“BOLI”) policies acquired from BankProv.

“The fourth quarter was a monumental quarter for Needham Bank as a result of the merger with Provident. During the same weekend that the merger closed, we converted BankProv customers onto our core system. The team, comprised of both Needham Bank and BankProv employees, worked diligently to prepare us to successfully execute on the conversion. Our actual results were better than our pro-forma estimates, with tangible book value dilution of 5.3%, compared to our estimated 6.1% and merger-related expenses were $2.4 million (pre-tax) lower than our projections. We look forward to beginning 2026 as one team with all of the merger activities behind us. In addition to completing and converting BankProv, we continued to execute on our strategic plan, growing loans (excluding those transferred to loans held for sale) and core deposits organically during the quarter, on an annualized basis, by 9.4% and 12.1%, respectively. Our operating results for the quarter were strong, with operating earnings per share of $0.51 and operating return on average assets and average equity of 1.35% and 10.51%, respectively. Net interest margin expanded by 14 basis points for the quarter and expanded by 40 basis points compared to the fourth quarter of 2024,” commented Joseph Campanelli, Chairman, President and Chief Executive Officer. “We are excited for what 2026 has to offer us and are optimistic about our opportunities as we move forward,” Campanelli continued.

Share Repurchase Plan

The Company announced today that it has adopted a stock repurchase program for up to 2,288,509 shares of the Company’s common stock, which equals approximately 5.0% of the shares currently outstanding.

Declaration of Dividend

The Board of Directors declared a quarterly cash dividend of $0.07 per share, payable on February 19, 2026, to shareholders of record as of February 5, 2026.

MERGER WITH PROVIDENT BANCORP, INC. AND BANKPROV

On November 15, 2025, the Company completed its acquisition of Provident for $111.8 million in cash consideration and the issuance of 5,943,682 shares of common stock valued at $114.7 million.

The acquisition extends Needham Bank’s presence in the southern New Hampshire market with the addition of approximately $1.42 billion of total assets, $1.23 billion of total loans and $1.13 billion in total deposits, each at fair value. See the Organic Loan Growth, Organic Deposit Growth and Merger & Acquisition Expenses tables for more information on the impact of the Provident acquisition. Fourth quarter results for 2025 reflect the inclusion of Provident since November 15, 2025.

SELECTED FINANCIAL HIGHLIGHTS FOR THE FOURTH QUARTER OF 2025

●	Net income of $7.7 million, or $0.19 per diluted common share, compared to net income of $15.4 million, or $0.43 per diluted common share, for the prior quarter. Operating net income(1), excluding one-time charges, amounted to $21.2 million, or $0.51 per diluted common share, compared to operating net income(1) of $16.0 million, or $0.45 per diluted common share, for the prior quarter.

One-time charges during the current quarter include:

o	Pre-tax merger and acquisition costs of $15.7 million ($11.4 million net of tax) related to the Company’s completed acquisition of Provident; and
o	Tax expense and a modified endowment contract penalty of $2.1 million related to the surrender of BOLI policies from policies acquired from BankProv.

One-time pre-tax amounts during the prior quarter include:

o	Merger and acquisition costs of $994 thousand ($766 thousand net of tax) related to the Company’s pending acquisition of Provident; and
o	State voluntary disclosure agreement tax expenses of $561 thousand for new state income tax expenses; partially offset by
o	Defined benefit pension termination refund of $739 thousand.

●	Net interest margin expanded by 14 basis points to 3.92% during the current quarter from 3.78% in the prior quarter.
●	Acquisition and conversion of Provident was completed, resulting in loans acquired at fair value amounting to $1.23 billion and deposits assumed at fair value of $1.13 billion.
●	Gross loans increased $1.27 billion, or 26.9%, to $5.99 billion, from $4.72 billion the prior quarter.
●	Total deposits increased $1.29 billion, or 28.2%, from the prior quarter. Core deposits, which the Company considers to be all non-brokered deposits, increased $1.14 billion, or 27.3%, during the current quarter. Brokered deposits increased $147.0 million, or 37.8%, from the prior quarter.
●	Book value per share and tangible book value per share(1) were $18.77 and $17.98, respectively, compared to $18.51 and $18.48, respectively, in the prior quarter. The decrease in tangible book value per share(1) was a result of the establishment of $16.8 million in goodwill and $18.3 million in core deposit intangible from the Provident acquisition, along with $2.7 million in dividends paid during the quarter, partially offset by $7.7 million in net income for the quarter.

BALANCE SHEET

Total assets amounted to $7.01 billion as of December 31, 2025, representing an increase of $1.56 billion, or 28.7%, from September 30, 2025.

●	Cash and cash equivalents increased $112.2 million, or 38.0%, to $407.6 million from $295.4 million in the prior quarter, as a result of the organic increase in deposits of $199.3 million and cash acquired from Provident of $70.8 million, partially offset by the cash consideration for the acquisition of Provident of $111.8 million and organic loan growth of $43.6 million.

●	Net loans increased $1.23 billion, or 26.3%, to $5.90 billion, from the prior quarter primarily from the $1.23 billion acquisition of Provident’s loan portfolio at fair value. The current quarter increase was primarily seen in commercial real estate loans, which increased $474.4 million, or 32.7%, commercial and industrial loans, which increased $355.9 million, or 54.6%, mortgage warehouse loans, which increased $280.9 million, or 100.0%, multi-family residential loans, which increased $87.1 million, or 20.2%, construction and land development loans, which increased $75.6 million, or 11.5%, and residential real estate loans, which increased $56.9 million, or 4.5%, partially offset by a decline in consumer loans as $66.4 million in consumer loans were marked to fair value and transferred to loans held for sale during the quarter.
●	Deposits increased $1.29 billion, or 28.2%, to $5.85 billion from $4.57 billion in the prior quarter, primarily from the $1.13 billion assumption of Provident’s deposit portfolio at fair value. The increase in deposits was the result of increases in money market accounts of $437.3 million, or 36.0%, NOW accounts of $187.2 million, or 39.2%, certificates of deposit of $211.2 million, or 12.0%, brokered deposits of $147.0 million, or 37.8%, savings accounts of $88.2 million, or 73.2% and noninterest bearing demand deposits of $216.9 million, or 35.7%.
●	FHLB borrowings increased $154.8 million, or 373.4%, to $196.2 million from $41.5 million in the prior quarter as a result of liquidity needs.
●	Shareholders’ equity increased $121.9 million, or 16.5%, to $858.9 million from the prior quarter, primarily as a result of the issuance of 5,943,682 shares of common stock for the acquisition of Provident, which increased shareholders’ equity by $114.7 million, and net income of $7.7 million, partially offset by the payment of $2.7 million in dividends. Shareholders’ equity to total assets and tangible shareholders’ equity(1) to tangible assets were 12.3% and 11.8% respectively, at the end of the current quarter, compared to 13.5% for both ratios at the end of the prior quarter.

NET INTEREST INCOME

Net interest income was $58.8 million for the current quarter, compared to $48.2 million for the prior quarter, an increase of $10.6 million, or 22.0%. Net interest margin expanded 14 basis points to 3.92% for the quarter from 3.78% in the prior quarter. Accretion from loan purchase accounting provided an 11 basis point increase in net interest margin for the current quarter.

●	The increase in interest income during the current quarter was primarily attributable to an increase in the average balance of loans.
●	The increase in interest expense for the current quarter was primarily driven by increases in the average balances of money market and certificates of deposit and individual retirement accounts, partially offset by a decrease in the average balance of FHLB borrowings.

PROVISION FOR CREDIT LOSSES

Provision for credit losses decreased $2.5 million, or 176.1%, to a release of credit losses of $1.1 million for the current quarter, compared to a provision for credit losses of $1.4 million for the prior quarter.

●	The release of credit losses on loans amounted to $1.6 million for the current quarter, compared to a provision of $1.0 million for the prior quarter, representing a decrease of $2.6 million, or 249.4%, primarily driven by a $66.4 million portfolio of consumer loans transferred to loans held for sale.
●	The provision for credit losses on unfunded commitments was $493 thousand for the current quarter, compared to $355 thousand for the prior quarter, representing an increase of $138 thousand, or 38.9%, primarily driven by an increase in the balance of unfunded commitments during the current quarter.

NONINTEREST INCOME

Noninterest income was $4.4 million for the current quarter, compared to $3.7 million for the prior quarter, representing an increase of $720 thousand, or 19.6%.

●	Swap contract income was $677 thousand for the current quarter, compared to $208 thousand in the prior quarter, representing an increase of $469 thousand, or 225.5%, due to increased swap contract demand.
●	Customer service fees were $2.9 million for the current quarter, compared to $2.5 million in the prior quarter, representing an increase of $398 thousand, or 15.9%, due to increased customer transactional volume.

●	The increase in the cash surrender value of BOLI was $844 thousand for the current quarter, compared to $631 thousand for the prior quarter, representing a larger increase in the cash surrender value of BOLI of $213 thousand, or 33.8%, driven by the acquisition of BOLI policies from Provident during the current quarter.
●	Other income was $442 thousand, compared to $152 thousand in the prior quarter, resulting in an increase of $290 thousand, or 190.8%, from the recognition of preferred dividends from solar tax credit investments during the current quarter.
●	The above increases were offset by a $564 thousand increase in the loss on sale of loans, net, resulting from the adjustment to record a $66.4 million consumer loan portfolio at fair value, which transferred to loans held for sale during the quarter.

NONINTEREST EXPENSE

Noninterest expense for the current quarter was $49.3 million, representing an increase of $18.8 million, or 61.8%, from the prior quarter.

●	Merger and acquisition expenses were $15.7 million for the current quarter, compared to $994 thousand for the prior quarter, representing a $14.7 million, or 1,483.5%, increase due to the completion of the Provident acquisition. See the Merger & Acquisition Expense table for a breakout of expenses.
●	Salaries and employee benefits expenses were $21.1 million for the current quarter, compared to $18.6 million for the prior quarter, representing a $2.5 million, or 13.4%, increase resulting from increased headcount from the Provident acquisition and related incentives.
●	General and administrative expenses were $2.8 million for the current quarter, compared to $1.6 million for the prior quarter, representing an increase of $1.2 million, or 76.8%, mainly a result of the amortization of the acquired Provident core deposit intangible and amortization of tax credits.

INCOME TAXES

Income tax expense for the current quarter was $7.2 million, representing a $2.6 million, or 56.0%, increase from the prior quarter. The increase was primarily driven by the BOLI surrender tax and modified endowment contract penalty of $2.1 million, as well as non-deductible acquisition expenses of $871 thousand. The effective tax rate and the operating effective tax rate(1) were 48.2% and 30.8%, respectively, for the current quarter, compared to 23.0% and 20.8%, respectively, for the prior quarter. The primary drivers of the increase in the effective tax rate were the BOLI surrender tax and modified endowment contract penalty of $2.1 million, as well as non-deductible acquisition expenses and related compensation of $871 thousand.

COMMERCIAL REAL ESTATE PORTFOLIO

Commercial real estate loans increased $561.5 million, or 29.9%, to $2.44 billion, during the current quarter.

●	Cannabis facility commercial real estate loans decreased $48.9 million, or 18.5%, to $215.0 million during the quarter ended December 31, 2025. The Company’s cannabis facility commercial real estate portfolio is secured entirely by the underlying commercial real estate of the borrower operation, in addition to, in most cases, a lien on all business assets. The vast majority of the cannabis facility loan portfolio balances have a loan-to-value ratio of 65% or lower, with appraisal reports taking a blended approach (using both cannabis and non-cannabis use comparable real estate sales, which we believe are generally more conservative).
●	The cannabis facility portfolio has geographic dispersion, with lower dollar exposure loans remaining local and larger dollar exposure loans generally tied to multi-state operators with a more national footprint. All cannabis facility loan relationships were current at the end of the current quarter.
●	The Company’s multi-family real estate loan portfolio increased $87.1 million, or 20.2%, during the current quarter to $517.5 million, as a result of construction and land development loans transitioning to permanent financing and continued originations. The Company’s multi-family real estate loan portfolio consists of properties primarily located in the Greater Boston area, primarily all of which are adjustable-rate loans and all of which were performing at September 30, 2025.
●	The Company’s $286.3 million office portfolio consists principally of suburban Class A and B office space used as medical and traditional offices. The portfolio does not consist of high-rise towers located in Boston.
●	As a result of the Provident acquisition, self-storage facilities and recreation vehicle parks are new commercial real estate segments of $64.3 million and $89.3 million, respectively.

ASSET QUALITY

●	The increase in the allowance for credit losses (“ACL”) for the current quarter was the result of the Provident acquisition, including $39.9 million in reserves for purchased credit deteriorated (“PCD”) loans and a purchase accounting adjustment of $8.0 million for the acquired non-PCD loan portfolio, both of which were recorded to Goodwill. These increases were partially offset by the movement of a $66.4 million consumer loan portfolio to loans held for sale and a charge-off on a previously reserved for commercial and industrial loan of $3.8 million.
●	The ACL amounted to $85.0 million as of December 31, 2025, or 1.42% of total loans, compared to $43.1 million, or 0.91% of total loans at September 30, 2025. The Company recorded a release of credit losses of $1.1 million during the current quarter, which included a release of $1.6 million for loans and a provision of $493 thousand for unfunded commitments, compared to provisions for credit losses of $1.4 million during the prior quarter, which included a provision of $1.0 million for loans and a provision of $355 thousand for unfunded commitments.
●	Non-performing loans totaled $43.4 million as of December 31, 2025, an increase of $32.0 million, or 281.9%, from $11.4 million at the end of the prior quarter. The increase was primarily due to the increase in commercial and industrial loans on non-accrual of $31.6 million as a result of the Provident acquisition.
●	During the current quarter, the Company recorded total net charge-offs of $4.4 million, or 0.32% of average total loans on an annualized basis, compared to net charge-offs of $590 thousand, or 0.05% of average total loans on an annualized basis, in the prior quarter. The increase in net charge-offs during the current quarter was primarily a result of a $3.8 million charge-off on a previously reserved for commercial and industrial loan.
●	As part of its ongoing credit risk management framework and prudent oversight, the Company periodically reviews lending relationships across all portfolios to ensure alignment with its risk appetite, regulatory expectations, and evolving market conditions. During 2025, the Bank exited two large cannabis-related lending relationships following a comprehensive credit assessment and risk review process. The exits were executed in an orderly manner and did not result in any principal loss and resulted in either default interest or fees paid as part of the exit. Management believes these actions demonstrate the Bank’s continued commitment to proactive risk mitigation, disciplined underwriting standards, and sound credit administration practices.
●	The Company’s loan portfolio consists primarily of commercial real estate and multi-family loans, one-to-four-family residential real estate loans, construction and land development loans, commercial and industrial loans, mortgage warehouse loans and consumer loans. These loans are primarily made to individuals and businesses located in our primary lending market area, which is the Greater Boston metropolitan area and surrounding communities in Massachusetts, southern New Hampshire, eastern Connecticut and Rhode Island.

(1)	Represents a non-GAAP measure. See Non-GAAP reconciliation of the corresponding GAAP measures on page 13.

ABOUT NB BANCORP, INC.

NB Bancorp, Inc. (Nasdaq Capital Market: NBBK) is the registered bank holding company of Needham Bank. Needham Bank is headquartered in Needham, Massachusetts, which is approximately 17 miles southwest of Boston’s financial district. Known as the “Builder’s Bank,” Needham Bank has been helping individuals, businesses and non-profits build for their futures since 1892. Needham Bank offers an array of tech-forward products and services that businesses and consumers use to manage their financial needs. Needham Bank also provides services to companies in the cannabis industry by providing loans and deposits, along with supporting payment platforms in this industry, such as Mosaic and Corduro.

We have the financial expertise typically found at much larger institutions and the local knowledge and commitment you can only find at a community bank. For more information, please visit https://NeedhamBank.com. Needham Bank is a member of FDIC.

Non-GAAP Financial Measures

In addition to results presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), this press release contains certain non-GAAP financial measures, including pre-provision net revenue, operating net income, operating pre-tax income, operating noninterest expense, operating noninterest income, operating effective tax rate, operating earnings per share, basic, operating earnings per share, diluted, operating return on average assets, operating return on average shareholders’ equity, operating efficiency ratio, tangible shareholders’ equity, tangible assets and tangible book value per share. The Company’s management believes that the supplemental non-GAAP information is utilized by regulators and market analysts to evaluate a Company’s financial condition and therefore, such information is useful to investors. These disclosures should not be viewed as a substitute for financial results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

We may also make forward-looking statements in other documents we file with the Securities and Exchange Commission (the “SEC”), in our annual reports to our stockholders, in press releases and other written materials, and in oral statements made by our officers, directors or employees. You can identify forward-looking statements by the use of the words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “assume,” “outlook,” “will,” “should,” and other expressions that predict or indicate future events and trends and which do not relate to historical matters. Although the Company believes that these forward-looking statements are based on reasonable estimates and assumptions, they are not guarantees of future performance and are subject to known and unknown risks, uncertainties, and other factors. You should not place undue reliance on our forward-looking statements. You should exercise caution in interpreting and relying on forward-looking statements because they are subject to significant risks, uncertainties and other factors which are, in some cases, beyond the Company’s control. The Company’s actual results could differ materially from those projected in the forward-looking statements as a result of, among other factors, changes in general business and economic conditions on a national basis and in the local markets in which the Company operates, including changes which adversely affect borrowers’ ability to service and repay loans; changes in customer behavior due to political, business and economic conditions, including inflation and concerns about liquidity; turbulence in the capital and debt markets; reductions in net interest income resulting from interest rate volatility as well as changes in the balances and mix of loans and deposits; changes in interest rates and real estate values; changes in loan collectability and increases in defaults and charge-off rates; decreases in the value of securities and other assets, adequacy of credit loss reserves, or deposit levels necessitating increased borrowing to fund loans and investments; risks related to the Company’s acquisitions generally, including disruption to current plans and operations; difficulties in customer and employee retention; fees, expenses and charges related to these transactions being significantly higher than anticipated; unforeseen integration issues or impairment of other intangibles; and the Company’s inability to achieve expected revenues, cost savings, synergies, and other benefits at levels or within the timeframes originally anticipated; changing government regulation; competitive pressures from other financial institutions; changes in legislation or regulation and accounting principles, policies and guidelines; cybersecurity incidents, fraud, natural disasters, and future pandemics; the risk that the Company may not be successful in the implementation of its business strategy; the risk that intangibles recorded in the Company’s financial statements will become impaired; changes in assumptions used in making such forward-looking statements; and the other risks and uncertainties detailed in the Company’s Form 10-K and updated by our Quarterly Report on Form 10-Q and other filings submitted to the SEC. These statements speak only as of the date of this release and the Company does not undertake any obligation to update or revise any of these forward-looking statements to reflect events or circumstances occurring after the date of this communication or to reflect the occurrence of unanticipated events.

NB BANCORP, INC.
SELECTED FINANCIAL HIGHLIGHTS
(Unaudited)
(Dollars in thousands, except per share data)
	As of and for the three months ended
	December 31, 2025	September 30, 2025	December 31, 2024

Earnings data
Net interest income	$58,752	$48,175	$42,521
Noninterest income	4,402	3,682	4,246
Total pre-provision net revenue (non-GAAP)	63,154	51,857	46,767
(Release of) provision for credit losses	(1,062)	1,396	1,404
Noninterest expense	49,334	30,499	26,088
Pre-tax income	14,882	19,962	19,275
Net income	7,707	15,362	15,611
Operating net income (non-GAAP)	21,200	16,002	13,261
Operating noninterest expense (non-GAAP)	33,594	30,244	26,088

Per share data
Earnings per share, basic	$0.19	$0.43	$0.40
Earnings per share, diluted	0.19	0.43	0.40
Operating earnings per share, basic (non-GAAP)	0.52	0.45	0.34
Operating earnings per share, diluted (non-GAAP)	0.51	0.45	0.34
Book value per share	18.77	18.51	17.92
Tangible book value per share (non-GAAP)	17.98	18.48	17.89

Profitability
Return on average assets	0.49%	1.16%	1.23%
Operating return on average assets (non-GAAP)	1.35%	1.20%	1.04%
Return on average shareholders' equity	3.82%	8.35%	8.22%
Operating return on average shareholders' equity (non-GAAP)	10.51%	8.70%	6.98%
Net interest margin	3.92%	3.78%	3.52%
Cost of deposits	2.86%	2.92%	3.24%
Efficiency ratio	78.12%	58.81%	55.78%
Operating efficiency ratio (non-GAAP)	53.19%	58.32%	55.78%

Balance sheet, end of period
Total assets	$7,006,130	$5,442,390	$5,157,737
Total loans	5,986,140	4,715,923	4,332,929
Total deposits	5,853,534	4,565,664	4,177,652
Total shareholders' equity	858,932	737,034	765,167

Asset quality
Allowance for credit losses (ACL)	$85,009	$43,052	$38,744
ACL / Total non-performing loans (NPLs)	196.0%	379.1%	279.6%
Total NPLs / Total loans	0.72%	0.24%	0.32%
Annualized net charge-offs / Average total loans	(0.32)%	(0.05)%	(0.04)%

Capital ratios
Shareholders' equity / Total assets	12.26%	13.54%	14.84%
Tangible shareholders' equity / tangible assets (non-GAAP)	11.81%	13.53%	14.82%

NB BANCORP, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in thousands, except share and per share data)

	As of			December 31, 2025 change from
	December 31, 2025	September 30, 2025	December 31, 2024	September 30, 2025		December 31, 2024
Assets
Cash and due from banks	$325,711	$197,548	$211,166	$128,163	64.9%	$114,545	54.2%
Federal funds sold	81,885	97,829	152,689	(15,944)	(16.3)%	(70,804)	(46.4)%
Total cash and cash equivalents	407,596	295,377	363,855	112,219	38.0%	43,741	12.0%

Available-for-sale securities, at fair value	268,959	231,023	228,205	37,936	16.4%	40,754	17.9%

Loans held for sale	66,447	-	-	66,447	100.0%	66,447	100.0%

Loans receivable, net of deferred fees	5,986,140	4,715,923	4,332,929	1,270,217	26.9%	1,653,211	38.2%
Allowance for credit losses	(85,009)	(43,052)	(38,744)	(41,957)	97.5%	(46,265)	119.4%
Net loans	5,901,131	4,672,871	4,294,185	1,228,260	26.3%	1,606,946	37.4%

Accrued interest receivable	25,390	21,074	19,685	4,316	20.5%	5,705	29.0%
Banking premises and equipment, net	46,209	33,842	34,654	12,367	36.5%	11,555	33.3%
Non-public investments	33,740	44,531	24,364	(10,791)	(24.2)%	9,376	38.5%
Bank-owned life insurance ("BOLI")	104,335	56,342	102,785	47,993	85.2%	1,550	1.5%
Prepaid expenses and other assets	68,078	57,720	58,626	10,358	17.9%	9,452	16.1%
Goodwill	16,786	-	-	16,786	0.0%	16,786	0.0%
Core deposit intangible	19,303	967	1,079	18,336	1896.2%	18,224	1689.0%
Deferred income tax asset	48,156	28,643	30,299	19,513	68.1%	17,857	58.9%
Total assets	$7,006,130	$5,442,390	$5,157,737	$1,563,740	28.7%	$1,848,393	35.8%

Liabilities and shareholders' equity
Deposits
Core deposits	$5,317,853	$4,176,991	$3,867,846	$1,140,862	27.3%	$1,450,007	37.5%
Brokered deposits	535,681	388,673	309,806	147,008	37.8%	225,875	72.9%
Total deposits	5,853,534	4,565,664	4,177,652	1,287,870	28.2%	1,675,882	40.1%
Mortgagors' escrow accounts	5,193	4,543	4,549	650	14.3%	644	14.2%
FHLB borrowings	196,235	41,453	120,835	154,782	373.4%	75,400	62.4%
Accrued expenses and other liabilities	70,716	73,139	65,708	(2,423)	(3.3)%	5,008	7.6%
Accrued retirement liabilities	21,520	20,557	23,826	963	4.7%	(2,306)	(9.7)%
Total liabilities	6,147,198	4,705,356	4,392,570	1,441,842	30.6%	1,754,628	39.9%

Shareholders' equity:
Preferred stock, $0.01 par value, 5,000,000 shares authorized; no shares
issued and outstanding	-	-	-	-	0.0%	-	0.0%
Common stock, $0.01 par value, 120,000,000 shares authorized; 45,770,128 shares issued and outstanding at December 31, 2025, 39,826,446 shares issued and outstanding at
September 30, 2025 and 42,705,729 shares issued and outstanding at December 31, 2024	458	398	427	60	15.1%	31	7.3%
Additional paid-in capital	458,864	342,526	417,247	116,338	34.0%	41,617	10.0%
Unallocated common shares held by the Employee Stock Ownership Plan ("ESOP")	(42,454)	(43,049)	(44,813)	595	(1.4)%	2,359	(5.3)%
Retained earnings	445,200	440,281	400,473	4,919	1.1%	44,727	11.2%
Accumulated other comprehensive loss	(3,136)	(3,122)	(8,167)	(14)	0.4%	5,031	(61.6)%
Total shareholders' equity	858,932	737,034	765,167	121,898	16.5%	93,765	12.3%

Total liabilities and shareholders' equity	$7,006,130	$5,442,390	$5,157,737	$1,563,740	28.7%	$1,848,393	35.8%

NB BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(Dollars in thousands, except share and per share data)

	For the Three Months Ended			Three Months Ended December 31, 2025 Change From Three Months Ended
	December 31, 2025	September 30, 2025	December 31, 2024	September 30, 2025		December 31, 2024
INTEREST AND DIVIDEND INCOME
Interest and fees on loans	$91,485	$77,365	$70,977	$14,120	18.3%	$20,508	28.9%
Interest on securities	2,658	2,253	2,116	405	18.0%	542	25.6%
Interest and dividends on cash equivalents and other	3,219	2,070	4,107	1,149	55.5%	(888)	(21.6)%
Total interest and dividend income	97,362	81,688	77,200	15,674	19.2%	20,162	26.1%

INTEREST EXPENSE
Interest on deposits	37,677	31,273	33,514	6,404	20.5%	4,163	12.4%
Interest on borrowings	933	2,240	1,165	(1,307)	(58.3)%	(232)	(19.9)%
Total interest expense	38,610	33,513	34,679	5,097	15.2%	3,931	11.3%

NET INTEREST INCOME	58,752	48,175	42,521	10,577	22.0%	16,231	38.2%

PROVISION FOR CREDIT LOSSES
(Release of) provision for credit losses - loans	(1,555)	1,041	1,618	(2,596)	(249.4)%	(3,173)	(196.1)%
Provision for credit losses - unfunded commitments	493	355	(214)	138	38.9%	707	(330.4)%
Total (release of) provision for credit losses	(1,062)	1,396	1,404	(2,458)	(176.1)%	(2,466)	(175.6)%

NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	59,814	46,779	41,117	13,035	27.9%	18,697	45.5%

NONINTEREST INCOME
Customer service fees	2,896	2,498	2,068	398	15.9%	828	40.0%
Increase in cash surrender value of BOLI	844	631	1,049	213	33.8%	(205)	(19.5)%
Mortgage banking income	62	148	107	(86)	(58.1)%	(45)	(42.1)%
Swap contract income	677	208	531	469	225.5%	146	27.5%
(Loss) gain on sale of loans, net	(519)	45	11	(564)	(1253.3)%	(530)	(4818.2)%
Other income	442	152	480	290	190.8%	(38)	(7.9)%
Total noninterest income	4,402	3,682	4,246	720	19.6%	156	3.7%

NONINTEREST EXPENSE
Salaries and employee benefits	21,134	18,641	15,747	2,493	13.4%	5,387	34.2%
Director and professional service fees	2,500	2,920	2,428	(420)	(14.4)%	72	3.0%
Occupancy and equipment expenses	1,954	1,559	1,388	395	25.3%	566	40.8%
Data processing expenses	3,344	2,911	2,478	433	14.9%	866	34.9%
Marketing and charitable contribution expenses	1,087	949	779	138	14.5%	308	39.5%
FDIC and state insurance assessments	751	928	1,041	(177)	(19.1)%	(290)	(27.9)%
Merger and acquisition expenses	15,740	994	-	14,746	1483.5%	15,740	0.0%
General and administrative expenses	2,824	1,597	2,227	1,227	76.8%	597	26.8%
Total noninterest expense	49,334	30,499	26,088	18,835	61.8%	23,246	89.1%

INCOME BEFORE TAXES	14,882	19,962	19,275	(5,080)	(25.4)%	(4,393)	(22.8)%

INCOME TAX EXPENSE	7,175	4,600	3,664	2,575	56.0%	3,511	95.8%

NET INCOME	$7,707	$15,362	$15,611	$(7,655)	(49.8)%	$(7,904)	(50.6)%

Weighted average common shares outstanding, basic	40,870,969	35,372,205	39,291,088	5,498,764	15.5%	1,579,881	4.0%
Weighted average common shares outstanding, diluted	41,172,645	35,579,456	39,291,088	5,593,189	15.7%	1,881,557	4.8%
Earnings per share, basic	$0.19	$0.43	$0.40	$(0.24)	(55.8)%	$(0.21)	(52.5)%
Earnings per share, diluted	$0.19	$0.43	$0.40	$(0.24)	(55.8)%	$(0.21)	(52.5)%

NB BANCORP, INC.

AVERAGE BALANCES, INTEREST EARNED/PAID & AVERAGE YIELDS

(Unaudited)

(Dollars in thousands)

	For the Three Months Ended
	December 31, 2025			September 30, 2025			December 31, 2024
	Average			Average			Average
	Outstanding		Average	Outstanding		Average	Outstanding		Average
	Balance	Interest	Yield/Rate (4)	Balance	Interest	Yield/Rate (4)	Balance	Interest	Yield/Rate (4)
Interest-earning assets:
Loans	$5,409,681	$91,485	6.71%	$4,612,837	$77,365	6.65%	$4,278,952	$70,977	6.60%
Securities	250,435	2,658	4.21%	236,187	2,253	3.78%	215,268	2,116	3.91%
Other investments (5)	25,531	627	9.74%	32,510	223	2.72%	27,217	586	8.57%
Short-term investments (5)	265,239	2,592	3.88%	176,884	1,847	4.14%	283,540	3,521	4.94%
Total interest-earning assets	5,950,886	97,362	6.49%	5,058,418	81,688	6.41%	4,804,977	77,200	6.39%
Noninterest-earning assets	345,244			256,763			285,715
Allowance for credit losses	(68,337)			(42,746)			(38,231)
Total assets	$6,227,793			$5,272,435			$5,052,461

Interest-bearing liabilities:
Savings accounts	$164,423	217	0.52%	$121,704	181	0.59%	$108,594	14	0.05%
NOW accounts	557,988	1,415	1.01%	467,761	1,365	1.16%	456,460	1,144	1.00%
Money market accounts	1,435,761	11,265	3.11%	1,119,539	9,363	3.32%	965,031	8,342	3.44%
Certificates of deposit and individual retirement accounts	2,351,324	24,780	4.18%	1,933,665	20,364	4.18%	1,990,735	24,014	4.80%
Total interest-bearing deposits	4,509,496	37,677	3.31%	3,642,669	31,273	3.41%	3,520,820	33,514	3.79%
FHLB borrowings	92,927	933	3.98%	199,852	2,240	4.45%	95,873	1,165	4.83%
Total interest-bearing liabilities	4,602,423	38,610	3.33%	3,842,521	33,513	3.46%	3,616,693	34,679	3.81%
Noninterest-bearing deposits	720,273			604,631			595,296
Other non-interest-bearing liabilities	105,107			95,304			84,964
Total liabilities	5,427,803			4,542,456			4,296,953
Shareholders' equity	799,990			729,979			755,508
Total liabilities and shareholders' equity	$6,227,793			$5,272,435			$5,052,461
Net interest income		$58,752			$48,175			$42,521
Net interest rate spread (1)			3.16%			2.95%			2.58%
Net interest-earning assets (2)	$1,348,463			$1,215,897			$1,188,284
Net interest margin (3)			3.92%			3.78%			3.52%

Average interest-earning assets to interest-bearing liabilities	129.30%			131.64%			132.86%

(1) Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate of interest-bearing liabilities.

(2) Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(3) Net interest margin represents net interest income divided by average total interest-earning assets.

(4) Annualized.

(5) Other investments are comprised of FRB stock, FHLB stock and swap collateral accounts. Short-term investments are comprised of cash and cash equivalents.

NB BANCORP, INC.

COMMERCIAL REAL ESTATE BY COLLATERAL TYPE

(Unaudited)

(Dollars in thousands)

	December 31, 2025
	Owner-Occupied	Non-Owner-Occupied	Balance	Percentage
Multi-Family	$—	$517,527	$517,527	21%
Industrial	152,469	151,172	303,641	12%
Office	39,718	246,571	286,289	12%
Hospitality	36,995	246,313	283,308	12%
Mixed-Use	23,174	196,701	219,875	9%
Cannabis Facility	205,923	9,085	215,008	9%
Special Purpose	84,563	62,211	146,774	6%
Retail	44,687	103,846	148,533	6%
Self Storage Facilities	—	64,315	64,315	3%
Recreational Vehicle Parks	15,013	74,290	89,303	4%
Other	62,157	104,840	166,997	7%
Total commercial real estate	$664,699	$1,776,871	$2,441,570	100%

	Change From September 30, 2025				Change From December 31, 2024
	Owner-Occupied	Non-Owner-Occupied	Balance	Percentage	Owner-Occupied	Non-Owner-Occupied	Balance	Percentage
Multi-Family	$—	$87,099	$87,099	20%	$—	$184,480	$184,480	55%
Industrial	74,981	38,508	113,489	60%	29,278	71,265	100,543	50%
Office	14,461	74,940	89,401	45%	8,643	94,842	103,485	57%
Hospitality	822	34,971	35,793	14%	36,995	81,793	118,788	72%
Mixed-Use	15,159	36,250	51,409	31%	14,151	92,199	106,350	94%
Cannabis Facility	(48,812)	(83)	(48,895)	(19)%	(104,850)	(322)	(105,172)	(33)%
Special Purpose	3,653	5,445	9,098	7%	4,507	7,856	12,363	9%
Retail	6,066	17,507	23,573	19%	869	13,129	13,998	10%
Self Storage Facilities	—	64,315	64,315	100%	—	64,315	64,315	100%
Recreational Vehicle Parks	15,013	74,290	89,303	100%	15,013	74,290	89,303	100%
Other	23,552	23,330	46,882	39%	20,685	35,991	56,676	51%
Total commercial real estate	$104,895	$456,572	$561,467	30%	$25,291	$719,838	$745,129	44%

	September 30, 2025				December 31, 2024
	Owner-Occupied	Non-Owner-Occupied	Balance	Percentage	Owner-Occupied	Non-Owner-Occupied	Balance	Percentage
Multi-Family	$—	$430,428	$430,428	23%	$—	333,047	$333,047	20%
Industrial	77,488	112,664	190,152	10%	123,191	79,907	203,098	12%
Office	25,257	171,631	196,888	11%	31,075	151,729	182,804	11%
Hospitality	36,173	211,342	247,515	13%	—	164,520	164,520	10%
Mixed-Use	8,015	160,451	168,466	9%	9,023	104,502	113,525	7%
Cannabis Facility	254,735	9,168	263,903	14%	310,773	$9,407	320,180	19%
Special Purpose	80,910	56,766	137,676	7%	80,056	54,355	134,411	8%
Retail	38,621	86,339	124,960	7%	43,818	90,717	134,535	8%
Self Storage Facilities	—	—	—	0%	—	—	—	0%
Recreational Vehicle Parks	—	—	—	0%	—	—	—	0%
Other	38,605	81,510	120,115	6%	41,472	68,849	110,321	7%
Total commercial real estate	$559,804	$1,320,299	$1,880,103	100%	$639,408	$1,057,033	$1,696,441	100%

NB BANCORP, INC.
NON-GAAP RECONCILIATION
(Unaudited)
(Dollars in thousands)
	For the Three Months Ended
	December 31, 2025	September 30, 2025	December 31, 2024

Net income (GAAP)	$7,707	$15,362	$15,611

Add (Subtract):
Adjustments to net income:
Defined benefit pension termination refund	-	(739)	-
State tax expense - voluntary disclosure agreements	-	561	-
Income tax expense on solar tax credit investment basis reduction	-	-	(2,503)
BOLI surrender tax and modified endowment contract penalty	2,092	-	153
Merger and acquisition expenses	15,740	994	-
Total adjustments to net income	$17,832	$816	$(2,350)
Less net tax benefit associated with pre-tax non-GAAP adjustments to net income	4,339	176	-
Non-GAAP adjustments, net of tax	13,493	640	(2,350)
Operating net income (non-GAAP)	$21,200	$16,002	$13,261
Weighted average common shares outstanding, basic	40,870,969	35,372,205	39,291,088
Weighted average common shares outstanding, diluted	41,172,645	35,579,456	39,291,088
Operating earnings per share, basic (non-GAAP)	$0.52	$0.45	$0.34
Operating earnings per share, diluted (non-GAAP)	$0.51	$0.45	$0.34

Pre-tax income (GAAP)	$14,882	$19,962	$19,275

Add (Subtract):
Defined benefit pension termination refund	-	(739)	-
Merger and acquisition expenses	15,740	994	-
Operating pre-tax income (non-GAAP)	$30,622	$20,217	$19,275

Noninterest expense (GAAP)	$49,334	$30,499	$26,088

Subtract (Add):
Noninterest expense components:
Defined benefit pension termination refund	$-	$(739)	$-
Merger and acquisition expenses	15,740	994	-
Total impact of non-GAAP noninterest expense adjustments	$15,740	$255	$-
Noninterest expense on an operating basis (non-GAAP)	$33,594	$30,244	$26,088

Operating net income (non-GAAP)	$21,200	$16,002	$13,261
Average assets	6,227,793	5,272,435	5,052,461
Operating return on average assets (non-GAAP)	1.35%	1.20%	1.04%
Average shareholders’ equity	$799,990	$729,979	$755,508
Operating return on average shareholders' equity (non-GAAP)	10.51%	8.70%	6.98%

Noninterest expense on an operating basis (non-GAAP)	$33,594	$30,244	$26,088
Total pre-provision net revenue (net interest income plus total noninterest income)	63,154	51,857	46,767
Operating efficiency ratio (non-GAAP)	53.19%	58.32%	55.78%

Income tax expense (GAAP)	$7,175	$4,600	$3,664

Add (Subtract):
State tax expense - voluntary disclosure agreements	-	(561)	-
Income tax expense on solar tax credit investment basis reduction	-	-	2,503
Net tax benefit associated with pre-tax non-GAAP adjustments to net income	4,339	176	-
BOLI surrender tax and modified endowment contract penalty	(2,092)	-	(153)
Total impact of non-GAAP income tax expense adjustments	$2,247	$(385)	$2,350
Income tax expense on an operating basis (non-GAAP)	$9,422	$4,215	$6,014

Operating effective tax rate (non-GAAP)	30.8%	20.8%	31.2%

	As of
	December 31, 2025	September 30, 2025	December 31, 2024

Total shareholders’ equity (GAAP)	$858,932	$737,034	$765,167
Subtract:
Intangible assets (core deposit intangible and goodwill)	36,089	967	1,079
Total tangible shareholders’ equity (non-GAAP)	822,843	736,067	764,088

Total assets (GAAP)	7,006,130	5,442,390	5,157,737
Subtract:
Intangible assets (core deposit intangible and goodwill)	36,089	967	1,079
Total tangible assets (non-GAAP)	$6,970,041	$5,441,423	$5,156,658
Tangible shareholders' equity / tangible assets (non-GAAP)	11.81%	13.53%	14.82%
Total common shares outstanding	45,770,128	39,826,446	42,705,729
Tangible book value per share (non-GAAP)	$17.98	$18.48	$17.89

NB BANCORP, INC.

ASSET QUALITY – NON-PERFORMING ASSETS (1)

(Unaudited)

(Dollars in thousands)

	December 31, 2025	September 30, 2025	December 31, 2024
Real estate loans:
One-to-four-family residential	$2,712	$2,771	$2,930
Home equity	1,359	1,001	958
Commercial real estate	855	809	3,005
Construction and land development	10	10	10
Commercial and industrial	36,251	4,686	4,558
Consumer	2,184	2,080	2,395
Total	$43,371	$11,357	$13,856

Total non-performing loans to total loans	0.72%	0.24%	0.32%
Total non-performing assets to total assets	0.62%	0.21%	0.27%

(1) Non-performing loans and assets are comprised of non-accrual loans

NB BANCORP, INC.

ASSET QUALITY – PROVISION, ALLOWANCE, AND NET (CHARGE-OFFS) RECOVERIES

(Unaudited)

(Dollars in thousands)

	For the Three Months Ended
	December 31, 2025	September 30, 2025	December 31, 2024
Allowance for credit losses at beginning of the period	$43,052	$42,601	$37,605

Adjustment to allowance for Provident acquisition	47,869	—	—

(Release of) provision for credit losses	(1,555)	1,041	1,618

Charge-offs:
Consumer	1,325	693	843
Commercial & Industrial	3,763	—	—
Commercial real estate	17	—	—
Total charge-offs	5,105	693	843

Recoveries of loans previously charged off:
Commercial and industrial	562	12	202
Consumer	186	91	162
Total recoveries	748	103	364

Net (charge-offs) recoveries	(4,357)	(590)	(479)

Allowance for credit losses at end of the period	$85,009	$43,052	$38,744

Allowance to non-performing loans	196%	379%	279.6%
Allowance to total loans outstanding at the end of the period	1.42%	0.91%	0.89%
Annualized net (charge-offs) recoveries to average loans outstanding during the period	(0.32)%	(0.05)%	(0.04)%

NB BANCORP, INC.

ORGANIC LOAN GROWTH

(Unaudited)

(Dollars in thousands)

	December 31, 2025	September 30, 2025	BP Acquisition (1)	Organic $ Change	Organic % Change
One-to four-family residential	$1,177,156	$1,133,856	$27,315	$15,985	1.4%
Home equity	152,602	138,979	4,110	9,513	6.8%
Residential real estate	1,329,758	1,272,835	31,425	25,498	2.0%

Commercial real estate	1,924,043	1,449,675	483,548	(9,180)	0.6%
Multi-family residential	517,527	430,428	73,035	14,064	3.3%
Commercial real estate	2,441,570	1,880,103	556,583	4,884	0.3%
Construction and land development	730,573	655,023	19,962	55,588	8.5%
Commercial and industrial	1,007,669	651,731	354,017	1,921	0.3%
Commercial	4,179,812	3,186,857	930,562	62,393	2.0%

Consumer, net of premium/discount	203,497	263,259	—	(59,762)	22.7%

Warehouse, net of premium/discount	280,949	—	264,614	16,335	6.2%

Total loans	5,994,016	4,722,951	1,226,601	44,464	0.9%
Deferred fees, net	(7,876)	(7,028)	—	(848)	12.1%
Loans receivable, net of deferred fees	$5,986,140	$4,715,923	$1,226,601	$43,616	0.9%

(1) Loans acquired at fair value

NB BANCORP, INC.

ORGANIC DEPOSIT GROWTH

(Unaudited)

(Dollars in thousands)

	December 31, 2025	September 30, 2025	BP Acquisition (1)	Organic $ Change	Organic % Change

	(In thousands)
Transactional accounts:
Noninterest-bearing demand deposits	$824,403	$607,470	$216,370	$563	0.1%
Savings accounts	208,672	120,449	78,723	9,500	7.9%
NOW accounts	664,719	477,538	134,075	53,106	11.1%
Money market accounts	1,650,849	1,213,550	427,725	9,574	0.8%
Total transactional accounts	3,348,643	2,419,007	856,893	72,743	3.0%

Customer CD's	1,969,210	1,757,984	157,403	53,823	3.1%
Total core deposits	5,317,853	4,176,991	1,014,296	126,566	3.0%

Total brokered deposits	535,681	388,673	120,000	27,008	6.9%

Total deposits	$5,853,534	$4,565,664	$1,134,296	$199,309	4.4%

(1) Deposits acquired at fair value

NB BANCORP, INC.

MERGER & ACQUISITION EXPENSE

(Unaudited)

(Dollars in thousands)

	Three months ended	Twelve months ended

	December 31, 2025

Salaries and employee benefits	$9,986	$10,168
Director and professional service fees	2,749	3,864
Occupancy and equipment expenses	571	571
Data processing expenses	1,048	1,149
Marketing and charitable contribution expenses	337	464
General and administrative expenses	1,049	1,049
Total	$15,740	$17,265